CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$8,052,990.00	$1,098.43

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated July 29, 2013
(To the Information Supplement dated July 19, 2013, the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-190038
$8,052,990 Barclays Bank PLC Trigger Performance Securities

Linked to an Equally Weighted International Emerging Market Equity Basket due July 30, 2018
Investment Description
The Trigger Performance Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of an equally weighted international emerging market equity basket (the “Underlying Basket”) of an exchange-traded fund and two indices (each a “Basket Component”). If the Basket Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Basket Return times the Participation Rate of 164%. If the Basket Return is zero or negative and the Basket Ending Level is equal to or greater than the Trigger Level, which is set to equal 75% of the Basket Starting Level, the Issuer will repay your principal amount at maturity. However, if the Basket Ending Level is less than the Trigger Level, you will be exposed to the full decline in the Underlying Basket at maturity, and the Issuer will repay less than the full principal amount, if anything, resulting in a loss that is proportionate to the negative Basket Return. In that case, you will lose more than 25% and possibly all of the principal amount. Investing in the Securities involves significant risks. The Issuer will not pay any interest during the 5-year term of the Securities. You may lose some or all of your principal. The Trigger Level is observed only on the Final Valuation Date, and the contingent repayment of principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑    Enhanced Growth Potential: At maturity, the Securities enhance any positive returns of the Underlying Basket by the Participation Rate. If the Basket Return is negative, investors may be exposed to the full decline in the Underlying Basket at maturity.

❑ Contingent Repayment of Principal at Maturity: If the Basket Return is zero or negative and the Basket Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the principal amount at maturity. However, if the Basket Ending Level is less than the Trigger Level, meaning the Basket Return is less than -25%, investors will be exposed to the full decline in the Underlying Basket at maturity, and the Issuer will repay less than the full principal amount, if anything, resulting in a loss to investors that is proportionate to the negative Basket Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.
	Trade Date	July 29, 2013
	Settlement Date1	July 31, 2013
	Final Valuation Date2	July 25, 2018
	Maturity Date2	July 30, 2018

1          We expect to deliver each offering of the Securities against payment on the second business day following the Trade Date.
2          Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities,” “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Trigger Performance Securities linked to an equally weighted basket consisting of (i) the iShares® MSCI Brazil Capped ETF (the “EWZ ETF”), (ii) the Russian Depositary Index in USD (the “RDXUSD Index”) and (iii) the CECE Composite Index in EUR (the “CECEEUR Index”). The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying Basket	Basket Starting Level	Participation Rate	Trigger Level	CUSIP	ISIN
An equally weighted basket comprising (i) the iShares® MSCI Brazil Capped ETF (the “EWZ ETF”), (ii) the Russian Depositary Index in USD (the “RDXUSD Index”) and (iii) the CECE Composite Index in EUR (the “CECEEUR Index”)	100	164.00%	75, which is 75.00% of the Basket Starting Level	06742D564	US06742D5648

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the information supplement dated July 19, 2013, the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and this pricing supplement.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public1	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$8,052,990.00	$281,854.65	$7,771,135.35
1 Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.015 per Security. The estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities
You should read this pricing supplement together with the information supplement dated July 19, 2013, the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the information supplement, the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Information Supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295739/d570220d424b3.htm

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 001-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Performance Securities linked to an Equally Weighted International Emerging Market Equity Basket that are offered hereby, unless the context otherwise requires.

All references to “Basket Starting Level” and “Basket Ending Level,” in this pricing supplement shall be deemed, for purposes of the discussion of baskets contained in the accompanying prospectus supplement, to refer to “Initial Basket Level” and “Final Basket Level” as those terms are used therein.

Additional Information Regarding Our Estimated Value of the Securities
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities could be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value of the Securities on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 11 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-6 of this pricing supplement.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
♦ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying Basket.

♦ You seek an investment with a return linked to the performance of an emerging market equity basket and you believe the Underlying Basket will appreciate over the term of the Securities.

♦ You would be willing to invest in the Securities based on the Participation Rate as set forth on the cover hereof.

♦ You are willing to forgo any dividends paid on the Basket Components or the securities included in the Basket Components and do not seek current income from this investment.

♦ You are willing to hold the Securities to maturity, a term of approximately 5 years, and you are not seeking an investment for which there will be an active secondary market.

♦ You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations you may not receive any amounts owed to you under the Securities, including any repayment of principal.

♦ You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You require an investment designed to provide a full return of principal at maturity.

♦ You cannot tolerate the loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as the Underlying Basket.

♦ You do not seek an investment with a return linked to the performance of an emerging market equity basket, or you believe the Underlying Basket will depreciate over the term of the Securities.

♦ You would be unwilling to invest in the Securities based on the Participation Rate as set forth on the cover hereof.

♦ You prefer to receive dividends paid on the Basket Components or the securities included in the Basket Components or seek current income from this investment.

♦ You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦ You are unable or unwilling to hold the Securities to maturity, a term of approximately 5 years, and seek an investment for which there will be an active secondary market.

♦ You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-6 of this pricing supplement as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms1
Issuer	Barclays Bank PLC
Issue Price	$10 per Security
Principal Amount	$10 per Security. The payment at maturity will be based on the principal amount per Security.
Term	5 years
Reference Asset:2
The Securities are linked to an equally weighted basket comprising (i) the iShares® MSCI Brazil Capped ETF (the “EWZ ETF,” ticker: EWZ), (ii) the Russian Depositary Index in USD (the “RDXUSD Index,” ticker: RDXUSD) and (iii) the CECE Composite Index in EUR (the “CECEEUR Index,” ticker: CECEEUR) (each a “Basket Component” and collectively, the “Underlying Basket”)

We refer to each of the RDXUSD Index and the CECEEUR Index as a “Basket Index,” and collectively the “Basket Indices.”

Trigger Level	75, which is 75% of the Basket Starting Level
Participation Rate	164.00%
Payment at Maturity (per $10 principal amount Security)
If the Basket Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Basket Return multiplied by the Participation Rate. In that case, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 × Basket Return × Participation Rate)

If the Basket Return is zero or negative and the Basket Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the full principal amount at maturity.

If the Basket Return is negative and the Basket Ending Level is less than the Trigger Level, meaning the Basket Return is less than -25%, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the decline in the level of the Underlying Basket over the term of the Securities. In that case,  you will lose more than 25% and possibly all of the principal amount. The payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 × Basket Return)

If the Basket Ending Level is less than the Trigger Level, your principal is fully exposed to the decline in the Underlying Basket and you will lose more than 25% and possibly all of your investment at maturity.

Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	100
Basket Ending Level
On the Final Valuation Date, the Basket Ending Level will be calculated as follows:
100 x [1 + (1/3 x EWZ ETF return) + (1/3 x RDXUSD Index return) + (1/3 x CECEEUR Index return)]
The returns set forth in the formula above (i.e, EWZ ETF return, RDXUSD Index return and CECEEUR Index return) reflect the performance of the Basket Components as described under “Basket Component Return” below.

Basket Component Return
With respect to each Basket Component, the percentage change from the Basket Component Starting Level to the Basket Component Ending Level, calculated as follows:

Basket Component Ending Level – Basket Component Starting Level
Basket Component Starting Level

Basket Component Starting Level	With respect to each Basket Component, the closing price or level for such Basket Component on the Trade Date. For the EWZ ETF, $44.20 For the RDXUSD Index, 1,573.40 For the CECEEUR Index, 1,620.55
Basket Component Ending Level	With respect to each Basket Component, the closing price or level for such Basket Component on the Final Valuation Date.
Calculation Agent	Barclays Bank PLC

Investment Timeline
Trade Date:	The Basket Component Starting Level of each Basket Component was observed. The Basket Starting Level was set equal to 100. The Participation Rate was set.

Maturity Date:
The Basket Component Ending Level of each Basket Component is observed and the Basket Component Returns, the Basket Ending Level and the Basket Return are determined on the Final Valuation Date.

If the Basket Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Basket Return multiplied by the Participation Rate. In that case, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x Basket Return x Participation Rate)

If the Basket Return is zero or negative and the Basket Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the full principal amount at maturity.

If the Basket Return is negative and the Basket Ending Level is less than the Trigger Level, meaning the Basket Return is less than -25%, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the decline in the level of the Underlying Basket over the term of the Securities. In that case,  you will lose more than 25% and possibly all of the principal amount. The payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 × Basket Return)

If the Basket Ending Level is less than the Trigger Level, your principal is fully exposed to the decline in the Underlying Basket and you will lose more than 25% and possibly all of your investment at maturity.

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2
For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds,” “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices,” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

•
You Risk Losing Some or All of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Basket Ending Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Basket Ending Level is below the Trigger Level, meaning the Basket Return is less than -25%, you will be exposed to the full negative Basket Return and the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of your initial investment that is proportionate to the decline in the level of the Underlying Basket from the Trade Date to the Final Valuation Date. Accordingly, if the Basket Ending Level has declined by more than 25% from the Basket Starting Level, you risk losing more than 25% and possibly all of your principal.

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Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity — Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the level of the Underlying Basket at the time of sale is above the Trigger Level. You should be willing to hold your Securities to maturity. Any payment on the Securities, including any repayment of principal, at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

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The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying Basket and the Participation Rate and may be less than the Underlying Basket’s return itself, even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

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Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

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Changes in Closing Prices or Levels of the Basket Components May Offset Each Other — The Securities are linked to an equally weighted basket comprised of the Basket Components. Where the Basket Component Ending Level of one of the Basket Components increases relative to its Basket Component Starting Level, the respective Basket Component Ending Levels of the other Basket Components may not increase by the same amount or may even decline. Therefore, in calculating the Basket Ending Level, increases in the closing prices or levels of one of the Basket Components may be moderated, or offset, by lesser increases or declines in the prices or levels of the other Basket Components.

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Owning the Securities Is Not the Same as Owning the Basket Components or the Securities Composing the Basket Components — The return on your Securities may not reflect the return you would realize if you actually owned the Basket Components or the securities included in the Basket Components. Any reference in this pricing supplement to securities included the EWZ ETF means securities in which the EWZ ETF invests in order to track the MSCI Brazil 25/50 Index. Any reference in this pricing supplement to securities included the Basket Indices means the securities underlying the depositary receipts included in the RDXUSD Index and the securities included in the CECEEUR Index. As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of such securities may have.

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No Interest Payments — The Issuer will not make periodic interest payments during the 5-year term of the Securities, and the return on the Securities is limited to the performance of the Underlying Basket from the Trade Date to the Final Valuation Date.

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The Payment at Maturity on Your Securities Is Not Based on the Prices or Levels, as Applicable, of the Basket Components at Any Time Other than the Final Valuation Date — The Basket Component Ending Level of each Basket Component and the Basket Return will be based solely on the closing prices or levels of the Basket Components on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price or level of one or more of the Basket Components drops precipitously on the Final Valuation Date, the payment at maturity on your Securities, if any, that the Issuer pays you for your Securities may be significantly less than it would otherwise have been had the payment at maturity been linked to the prices or levels of the Basket Components at a time prior to such drop. Although the prices or levels, as applicable, of one or more of the Basket Components on the Maturity Date or at other times during the life of your Securities may be higher than the closing prices or levels on the Final Valuation Date, you will not benefit from the prices or levels of the Basket Components at any time other than the Final Valuation Date.

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Dealer Incentives — We, our affiliates and agents act in various capacities with respect to the Securities.  We and our affiliates may act as a principal, agent or dealer in connection with the Securities.  Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments.  We will pay compensation of $0.35 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

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Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

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Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. For example, if a Basket Index or the EWZ ETF, as applicable, is discontinued, de-listed, liquidated or terminated and the calculation agent determines that no successor index or fund is available, the calculation agent will then have discretion to make adjustments to the Securities or, in the case of EWZ ETF, accelerate the Maturity Date of the Securities. Any such adjustment or acceleration by the calculation agent could adversely affect the market value of the Securities and the payout to you at maturity.

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The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. Even if the treatment of the Securities as prepaid forward contracts is respected, purchasing a Security could be treated (in whole or in part) as entering into a “constructive ownership transaction.”  In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the Securities could be recharacterized as ordinary income, in which case an interest charge would apply.

As described below under “What Are the Tax Consequences of an Investment in the Securities?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Prospective non-U.S. investors should focus in particular on the potential imposition of withholding tax on an investment in the Securities, as described below under “What Are the Tax Consequences of an Investment in the Securities?”

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Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Basket.

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Potential Barclays Bank PLC Impact on Price — Trading or transactions by Barclays Bank PLC or its affiliates in the shares of the EWZ ETF or the securities comprising the Basket Components or in futures, options, exchange traded funds or other derivative products on the shares of the EWZ ETF or on the securities comprising the Basket Components may adversely affect the price of the EWZ ETF, the market value of the securities comprising the Basket Components and/or the levels of the Basket Indices, and, therefore, the market value of the Securities.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Securities — The performance of the EWZ ETF will not fully replicate the performance of the MSCI Brazil 25/50 Index, and the EWZ ETF may hold securities not included in the MSCI Brazil 25/50 Index. The value of the EWZ ETF to which your Securities are linked is subject to:

•	Management risk. This is the risk that the investment strategy for the EWZ ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. The EWZ ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the EWZ ETF’s losses, and, as a consequence, the losses of your Securities, may be greater than if the EWZ ETF invested only in conventional securities.

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The EWZ ETF May Underperform the MSCI Brazil 25/50 Index — The performance of the EWZ ETF may not replicate the performance of, and may underperform, the MSCI Brazil 25/50 Index. Unlike the MSCI Brazil 25/50 Index, the EWZ ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the EWZ ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the MSCI Brazil 25/50 Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the EWZ ETF, differences in trading hours between the EWZ ETF and the MSCI Brazil 25/50 Index or due to other circumstances. Because the payment due at maturity of your Securities is linked to the performance of the EWZ ETF and not the MSCI Brazil 25/50 Index, the return on your Securities may be less than that of an alternative investment linked to an Underlying Basket that included the MSCI Brazil 25/50 Index instead.

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The Performance of the Basket Indices Reflects Price Return, Not Total Return — The performance of the Basket Indices are both price return indices that reflect the changes in the market prices of the securities included in the indices (after any applicable currency adjustment). They are not, however, “total return” indices, which, in addition to reflecting the price returns of the securities included in the indices, would also reflect dividends paid on such securities. Therefore, the return on your Securities will not include such a total return feature or dividend component for the Basket Indices.

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The Performance of Each of the Basket Components Is Subject to Fluctuations in Foreign Exchange Rates — The closing price of the EWZ ETF is quoted in U.S. dollars. The closing prices of the securities in which the EWZ ETF invests, which are traded and quoted in Brazilian reais, are converted into U.S. dollars for purposes of calculating the closing price of the EWZ ETF. As a result, holders of the Securities will be exposed to currency exchange rate risk between the U.S. dollar and the Brazilian real with respect to the EWZ ETF. The RDXUSD Index is calculated in U.S. dollars and includes depositary receipts of Russian companies that are traded on the London Stock Exchange. While the depositary receipts included in the RDXUSD Index are traded and quoted in U.S. dollars, the securities underlying the depositary receipts are traded and quoted in Russian rubles. As a result, holders of the Securities will be exposed to currency exchange rate between the U.S. dollar and the Russian ruble with respect to the RDXUSD Index. Unlike the EWZ ETF and the RDXUSD Index, the CECEEUR Index is calculated in Euros. The closing prices of the securities constituting the CECEEUR Index, which are traded and quoted in Czech korunas, Hungarian forints and Polish zlotys, are converted into Euros for purposes of calculating the CECEEUR Index. As a result, holders of the Securities will be exposed to currency exchange rate risk between the Euro and the Czech koruna, the Hungarian forint and the Polish zloty with respect to the CECEEUR Index. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, the European Union, Russia, other foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the value of the currencies in which the securities included in the MSCI Brazil 25/50 Index or the Basket Indices are traded or quoted decline relative to the currencies used to calculate the closing price or levels of the Basket Components, the closing price or levels of the Basket Components may be negatively affected, and therefore have a negative impact on the value of and amounts payable under the Securities. While the level of the CECEEUR Index is calculated in Euros and not in U.S. dollars, the performance of the CECEEUR Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro. Therefore, if the Euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your payment at maturity.

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Risks Associated with Emerging Markets — An investment in the Securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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Non-U.S. Securities Markets Risks — The securities included in the Basket Components are issued by foreign companies in foreign securities markets. These securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Basket Components, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of securities included in the Basket Components will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the securities included in the Basket Components may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Please see the “iShares MSCI Brazil Capped ETF” and “The Basket Indices” sections below for more information about each Basket Component, the relevant emerging market tracked by such Basket Component and its investment objective and strategy.

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There Are Specific Risks Associated with Investing in the RDXUSD Index — The RDXUSD Index tracks the performance of the securities of publicly traded companies that are domiciled in Russia. Such securities involve a high degree of risk and special considerations not typically associated with investing in the U.S. securities market, and should be considered highly speculative. Risks include the absence of developed legal structures governing private or foreign investments and private property; the possibility of the loss of all or a substantial portion of any investment as a result of the expropriation of assets; certain national policies which may restrict investment opportunities; and potentially greater price volatility in, significant smaller capitalization of, and relative liquidity of, the Russian market. There can be no assurance that any associated assets would not be expropriated, nationalized or otherwise confiscated. Additionally, because Russia produces and exports large volumes of oil and gas, the Russian economy is particularly sensitive to the price of oil and gas on the world market, and a decline in the price of oil and gas could have a significant negative impact on the Russian economy. Furthermore, any act of terrorism or armed conflict that causes disruptions in Russian oil and gas exports could negatively affect the Russian economy and, thus, adversely affect the financial conditions, results of operations or prospects of the securities included in the RDXUSD Index. Any of these risks singly or in combination could adversely affect the level of the RDXUSD Index and, therefore, have a negative impact on the value of the Securities.

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The Estimated Value of Your Securities Might Be Lower if Such Estimated Value Were Based on the Levels at which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

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The Estimated Value of Your Securities Is Lower than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

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The Estimated Value of the Securities Is Based on Our Internal Pricing Models, which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

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The Estimated Value of Your Securities Is Not a Prediction of the Prices at which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower than the Initial Issue Price of Your Securities and May Be Lower than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

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Many Economic and Market Factors Will Affect the Value of the Securities — In addition to the level of the Underlying Basket on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components, the MSCI Brazil 25/50 Index and the securities included in the Basket Indices and the MSCI Brazil 25/50 Index;

•	the time to maturity of the Securities;

•	the market prices and dividend rates of the EWZ ETF and the securities included in the Basket Indices and the MSCI Brazil 25/50 Index;

•	interest rates and yields in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•
the exchange rate and the volatility of the exchange rate between (i) the U.S. dollar and the Brazilian real, (ii) the U.S.dollar and the Russian ruble and (iii) the Euro and the Czech koruna, Hungarian forint and the Polish zloty;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity on a hypothetical offering of Securities, based on the terms set forth below. The Basket Component Ending Level for each Basket Component and the Basket Ending Level will be determined on the Final Valuation Date. Numbers in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. We cannot predict the level of the Underlying Basket on any day during the term of the Securities, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities.

Term:	5 years
Basket Starting Level	100
Trigger Level:	75 (75% of the Basket Starting Level)
Participation Rate:	164%
Basket Component Starting Level of the EWZ ETF:	$44.20
Basket Component Starting Level of the RDXUSD Index:	1,573.40
Basket Component Starting Level of the CECEEUR Index:	1,620.55

Basket Ending Level	Basket Return1	Payment at Maturity	Total Return on the Securities at Maturity
170.00	70.00%	$21.48	114.80%
160.00	60.00%	$19.84	98.40%
150.00	50.00%	$18.20	82.00%
140.00	40.00%	$16.56	65.60%
130.00	30.00%	$14.92	49.20%
120.00	20.00%	$13.28	32.80%
110.00	10.00%	$11.64	16.40%
105.00	5.00%	$10.82	8.20%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
75.00	-25.00%	$10.00	0.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

1 The Basket Return excludes any cash dividend payments.

Example 1 – On the Final Valuation Date, the Basket Component Ending Levels of the EWZ ETF and the RDXUSD Index are greater than their respective Basket Component Starting Levels while the Basket Component Ending Level of the CECEEUR Index is less than its Basket Component Starting Level, resulting in a Basket Return of 5.00%.

Step 1:  Calculate the Basket Component Return for each Basket Component.

Basket Component	Basket Component Starting Level	Basket Component Ending Level	Basket Component Return
EWZ ETF	$44.20	$47.74	8.00%
RDXUSD Index	1,573.40	1,762.21	12.00%
CECEEUR Index	1,620.55	1,539.52	-5.00%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the Basket Component Starting Level to the Basket Component Ending Level, calculated as follows:

Basket Component Ending Level – Basket Component Starting Level
Basket Component Starting Level

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1 + (1/3 x 8.00%) + (1/3 x 12.00%) + (1/3 x -5.00%)] = 105

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level — Basket Starting Level	=	105 — 100	= 5.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return of 5.00% is positive, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + ($10 × Basket Return × Participation Rate)

$10+ ($10 x 5.00% x 164%) = $10 + $0.82 = $10.82

The payment at maturity of $10.82 per $10 principal amount Security represents a total return on the Securities of 8.20%.

Example 2 – On the Final Valuation Date, the Basket Component Ending Level of the EWZ ETF is greater than its Basket Component Starting Level while the Basket Component Ending Levels of the Basket Indices are less than their respective Basket Component Starting Levels, resulting in a Basket Return of -10.00%.

Step 1:  Calculate the Basket Component Return for each Basket Component.

Basket Component	Basket Component Starting Level	Basket Component Ending Level	Basket Component Return
EWZ ETF	$44.20	$48.18	9.00%
RDXUSD Index	1,573.40	1,290.19	-18.00%
CECEEUR Index	1,620.55	1,280.23	-21.00%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the Basket Component Starting Level to the Basket Component Ending Level, calculated as follows:

Basket Component Ending Level – Basket Component Starting Level
Basket Component Starting Level

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1 + (1/3 x 9.00%) + (1/3 x -18.00%) + (1/3 x -21.00%)] = 90

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level — Basket Starting Level	=	90 — 100	= -10.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return of -10.00% is negative and the Basket Ending Level is equal to or greater than the Trigger Level of 75, the Issuer will repay the principal amount of the Securities at maturity.

The payment at maturity of $10.00 per $10 principal amount Security represents a total return on the Securities of 0.00%.

Example 3 – On the Final Valuation Date, the Basket Component Ending Level of each Basket Component is less than its respective Basket Component Starting Level, resulting in a Basket Return of -30.00%.

Step 1:  Calculate the Basket Component Return for each Basket Component.

Basket Component	Basket Component Starting Level	Basket Component Ending Level	Basket Component Return
EWZ ETF	$44.20	$30.94	-30.00%

Basket Component	Basket Component Starting Level	Basket Component Ending Level	Basket Component Return
RDXUSD Index	1,573.40	1,054.18	-33.00%
CECEEUR Index	1,620.55	1,183.00	-27.00%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the Basket Component Starting Level to the Basket Component Ending Level, calculated as follows:

Basket Component Ending Level – Basket Component Starting Level
Basket Component Starting Level

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1 + (1/3 x -30.00%) + (1/3 x-33.00%) + (1/3 x-27.00%)] = 70

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level — Basket Starting Level	=	70 — 100	= -30.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return of -30.00% is negative and the Basket Ending Level is below the Trigger Level of 75, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Basket Return]

$10+ [$10 x -30.00%] = $10 + -$3.00 = $7.00

The payment at maturity of $7.00 per $10 principal amount Security represents a loss on the Securities of 30%, which is equal to the Basket Return of -30%.

If the Basket Return is negative and the Basket Ending Level is below the Trigger Level, at maturity the Issuer will pay less than the full principal amount resulting in a loss to investors that is equal to the decline in the level of the Underlying Basket from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as prepaid forward contracts with respect to the Underlying Basket. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. Even if this treatment is respected, because the EWZ ETF is a Basket Component, a Security could be treated (in whole or part) as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended. In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the Securities could be recharacterized as ordinary income, in which case an interest charge would apply. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders—Additional Tax Consideration

Non-U.S. holders should note that proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends that are paid or “deemed paid” after December 31, 2013 on certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Securities are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Securities held by a non-U.S. holder or that the non-U.S. holder must provide information to establish that withholding is not required. Non-U.S. holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Information about the Underlying Basket

We have derived all information contained in this pricing supplement regarding the Basket Components from the publicly available documents referenced in each section. In connection with the offering of the Securities, neither Barclays Bank PLC nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Components. Neither we nor the agent have independently verified that the publicly available documents or any other publicly available information regarding the Basket Components are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the following paragraphs) that would affect the value of the Basket Components (and therefore the value of the Basket Components at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities. As a prospective purchaser of the Securities, you should undertake an independent investigation of the Basket Components as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Components.

You should not assume that the information included in this pricing supplement is accurate as of any date other than the date noted and in no case as of any date subsequent to the date on the front cover of this pricing supplement.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement.

Defined terms used in any section below shall apply solely to such section.

The Underlying Basket

The following graph shows the hypothetical historical Basket Ending Level based on the daily closing prices or levels, as applicable, of the Basket Components from January 2, 2008 to July 29, 2013, assuming that the Basket Ending Level on July 29, 2013 was 100. On January 2, 2008, the closing price of the EWZ ETF was $80.77, the closing level of the RDXUSD Index was 2,824.98 and the closing level of the CECEEUR Index was 2,772.09.  The closing level of the Underlying Basket for each day from January 2, 2008 to and including July 29, 2013, for purposes of the graph below, was obtained by using the formula for the calculation of the Basket Ending Level described herein (except that the Basket Starting Level would be 143.71 on January 2, 2008 if we assume the Basket Ending Level was 100 on July 29, 2013). For purposes of the Securities and the determination of the Payment at Maturity, the Basket Starting Level is indexed to 100 on the Trade Date. The hypothetical historical performance of the Underlying Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Underlying Basket on any day during the term of the Securities, including on the Final Valuation Date.

We obtained the closing prices or levels of the Basket Components below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Future performance of the Underlying Basket may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Basket will result in the return of any of your initial investment.

The iShares® MSCI Brazil Capped ETF

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Brazil Capped ETF (the “EWZ ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the EWZ ETF’s prospectus dated January 1, 2013, as revised on July 1, 2013, and other publicly available information. Such information reflects the policies of, and is subject to change by, iShares®, Inc. (“iShares”) and BlackRock Fund Advisors (“BFA”). The EWZ ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the EWZ ETF. The EWZ ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EWZ.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EWZ ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the EWZ ETF, please see the EWZ ETF’s prospectus. In addition, information about iShares and the EWZ ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares website or of any other publicly available information about the EWZ ETF. Information contained on the iShares website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

On February 12, 2013, the name of the EWZ ETF was changed from the iShares® MSCI Brazil Index Fund to the iShares® MSCI Brazil Capped Index Fund and the underlying index of the EWZ ETF was changed from the MSCI Brazil Index to the MSCI Brazil 25/50 Index. On July 1, 2013, the name of the EWZ ETF was changed from the iShares® MSCI Brazil Capped Index Fund to the iShares® MSCI Brazil Capped ETF.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index. The ETF uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track the MSCI Brazil 25/50 Index. The EWZ ETF generally invests at least 95% of its assets in the securities of the MSCI Brazil 25/50 Index and in depositary receipts representing such securities. The EWZ ETF may invest the remainder of its assets in other securities, including securities not in the MSCI Brazil 25/50 Index (but which BFA believes will help the EWZ ETF track the MSCI Brazil 25/50 Index), futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Brazil 25/50 Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

As of July 11, 2013, the top holdings of the EWZ ETF by sector weight were Financials (27.23%), Consumer Staples (16.44%), Materials (15.52%), Energy (14.28%), Utilities (7.11%), Industrials (6.91%), Consumer Discretionary (4.95%), Telecommunications (3.26%), Information Technology (3.11%), and Health Care (0.35%).

Representative Sampling

The EWZ ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Brazil 25/50 Index, and generally does not hold all of the equity securities included in the MSCI Brazil 25/50 Index. The EWZ ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI Brazil 25/50 Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Brazil 25/50 Index.

Correlation

The MSCI Brazil 25/50 Index is a theoretical financial calculation, while the EWZ ETF is an actual investment portfolio. The performance of the EWZ ETF and the MSCI Brazil 25/50 Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the EWZ ETF’s portfolio and the MSCI Brazil 25/50 Index resulting from legal restrictions (such as diversification requirements) that apply to the EWZ ETF but not to the MSCI Brazil 25/50 Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the EWZ ETF’s portfolio and that of the MSCI Brazil 25/50 Index. The EWZ ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The EWZ ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Brazil 25/50 Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The MSCI Brazil 25/50 Index

The MSCI Brazil 25/50 Index is calculated by or on behalf of MSCI Inc. (“MSCI”) and is a free-float adjusted market capitalization-weighted index designed to measure the performance of the broad-based equity market in Brazil while applying a weight cap to each group entity’s weight in the MSCI Brazil 25/50 Index. The weight cap requires that (i) no single group entity may exceed a weight of 25% of the MSCI Brazil 25/50 Index and (ii) all group entities with weights above 5% of the MSCI Brazil 25/50 Index cannot in the aggregate exceed 50% of the MSCI Brazil 25/50 Index weight. Whether two or more companies with securities included in the MSCI Brazil 25/50 Index are considered a “group entity” depends on whether there is reasonable evidence of control as determined on an annual basis by MSCI. The stocks eligible for inclusion in the MSCI Brazil 25/50 Index are chosen from the securities included in the MSCI Brazil Index. The MSCI Brazil Index is a free float-adjusted, capitalization-weighted index without weight caps that is designed to measure the performance of the large- and mid-cap segments of the Brazilian market. The issuers of the component securities included in the MSCI Brazil 25/50 Index primarily include energy, financial and material companies, but the component stocks, and the degree to which these component stocks represent certain industries, may change over time. The MSCI Brazil 25/50 Index is reported on Bloomberg, L.P. under the ticker symbol MXBR2550 <Index>.

For more information about the MSCI Indices generally, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information for the iShares® MSCI Brazil Capped ETF

The following table sets forth the quarterly high and low closing prices for the iShares® MSCI Brazil Capped ETF, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the iShares® MSCI Brazil Capped ETF on July 29, 2013 was $44.20.   The historical performance of the iShares® MSCI Brazil Capped ETF should not be taken as an indication of the future performance of the iShares® MSCI Brazil Capped ETF during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$88.23	$69.13	$77.03
4/1/2008	6/30/2008	$100.47	$79.84	$89.59
7/1/2008	9/30/2008	$87.78	$50.99	$56.57
10/1/2008	12/31/2008	$56.25	$26.89	$34.90
1/2/2009	3/31/2009	$40.89	$31.75	$37.67
4/1/2009	6/30/2009	$57.95	$39.30	$52.97
7/1/2009	9/30/2009	$67.67	$49.05	$67.67
10/1/2009	12/31/2009	$79.73	$66.03	$74.61
1/1/2010	3/31/2010	$77.79	$62.77	$73.66
4/1/2010	6/30/2010	$75.73	$58.61	$61.96
7/1/2010	9/30/2010	$76.93	$62.97	$76.93
10/1/2010	12/31/2010	$81.58	$73.84	$77.40
1/3/2011	3/31/2011	$78.64	$70.22	$77.48
4/1/2011	6/30/2011	$79.78	$69.57	$73.35
7/1/2011	9/30/2011	$74.16	$52.04	$52.04
10/1/2011	12/30/2011	$64.51	$50.89	$57.39
1/2/2012	3/30/2012	$70.42	$58.52	$64.74
4/1/2012	6/30/2012	$65.36	$49.07	$51.80
7/1/2012	9/28/2012	$57.06	$50.03	$54.05
10/1/2012	12/31/2012	$56.06	$51.01	$56.06
1/2/2013	3/28/2013	$57.65	$53.39	$54.48
4/1/2013	6/30/2013	$55.71	$43.07	$43.86
7/1/2013	7/29/2013*	$45.16	$41.47	$44.20

*As of the date of this pricing supplement, information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 29, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2013.

The following graph sets forth the historical performance of the iShares® MSCI Brazil Capped ETF based on the daily closing prices from July 29, 2008 through July 29, 2013.

We obtained the closing prices iShares® MSCI Brazil Capped ETF above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of the iShares® MSCI Brazil Capped ETF is not an indication of future performance. Future performance of the iShares® MSCI Brazil Capped ETF may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the iShares® MSCI Brazil Capped ETF will result in the return of any of your initial investment.

The Basket Indices

We have derived all information contained in this pricing supplement regarding the RDXUSD Index in USD (the “RDXUSD Index”) and the CECE (Central European Clearing House and Exchanges) Composite Index in EUR (the “CECEEUR Index”) including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Wiener Börse AG (“Wiener Börse”), which is also known as the Vienna Stock Exchange. The RDXUSD Index and CECEEUR Index were developed by Wiener Börse and are calculated, maintained and published by Wiener Börse. Wiener Börse has no obligation to continue to publish, and may discontinue the publication of, the RDXUSD Index or the CECEEUR Index.

The RDXUSD Index and the CECEEUR Index are reported by Bloomberg L.P. under the ticker symbols “RDXUSD” and “CECEEUR,” respectively.

The RDXUSD Index is a free float weighted price return index made up of Russian American depositary receipts (ADRs)/global depositary receipts (GDRs) traded on the London Stock Exchange (Main Market and International Order Book).

The CECEEUR Index is a free float weighted price return index made up of stocks traded on the Budapest, Prague and Warsaw Stock Exchange and is designed as a tradable benchmark for the region of Central Europe. The country indices PTX (Poland), CTX (Czech Republic) and HTX (Hungary) together form the CECEEUR Index; hence all stocks contained in these three indices are also included in the CECEEUR Index.

The RDXUSD Index and the CECEEUR Index are calculated in U.S. dollars and Euros, respectively, and disseminated in real-time. Constituent weights are capped on a quarterly basis to ensure portfolio diversification. The maximum index weight of a single index member is limited to 20%. The main objectives of the RDXUSD Index and the CECEEUR Index are index stability, index liquidity, index representativeness, index transparency and index reliability.

The base date of the RDXUSD Index was set on October 8, 1997. The base date of the CECEEUR Index was set on January 4, 1999.

Eligibility Criteria

In general, only actively traded blue chips are included in the RDXUSD Index and the CECEEUR Index. Stocks are mainly screened according to liquidity and market capitalization. Furthermore, criteria like availability of prices, sector representatives and market interest may be taken into account.

Index Universe

The “index universe” is defined as all shares of the market not excluded by predetermined exclusion criteria. Markets that fulfill certain international standards with regard to liquidity, capitalization, price availability and transparency may become subject to a screening process in order to determine the investability of that market. In order to track the most liquid and highest-capitalized stocks of a market, it is essential to specify the shares or segments that belong to the universe of the RDXUSD Index and the CECEEUR Index.

The Index Committee, as the decision-making body, is in charge of selecting the shares to be included in the RDXUSD Index and the CECEEUR Index. The Vienna Stock Exchange does not use minimum size or minimum turnover requirements. This is due to a strong focus on emerging markets, where fluctuations in company value are often volatile and thus might limit the Index Committee’s scope of decision-making. The application of strict criteria to these markets might lead to difficulties in determining candidates for inclusions or exclusions in Index Committee meetings as, due to only temporary difficulties, basically eligible and representative companies might not fulfill certain criteria at the cut-off date. It is therefore up to the Index Committee members to decide, according to the criteria for inclusion and exclusion specified below, whether to consider a company for inclusion or exclusion.

In general, all listed shares of an eligible stock are subject to the screening process. Mutual funds, ETFs (Exchange Traded Funds), equity derivatives, limited partnerships, REITs (Real Estate Investment Trusts) and most other investment trusts are not eligible for inclusion in an index universe. Preferred shares are only eligible in the exceptional case, e.g., if the main turnover occurs in preferred shares instead of ordinary shares, and/or only preferred shares of an eligible and representative security are listed.

Criteria for Inclusion

Turnover. Turnover is the major criterion for inclusion. The Index Committee may disregard shares with a high market capitalization but low turnover at its meetings. Decisions are based on a 12-month median turnover watch list, converted into Euros, that is drawn up according to turnover statistics delivered by the London Stock Exchange (in the case of the RDXUSD Index) or the local stock exchanges (in the case of the CECEEUR Index).

Market Capitalization. In addition to share turnover, market capitalization is reviewed as another criterion. Market capitalization of the securities of an index universe is determined on the basis of the number of shares listed and their respective prices, available on the last trading day of January, April, July and October prior to the quarterly review dates in March, June, September and December.

Price Availability. The criterion of price availability indicates whether there are regular price updates for an eligible share or if new prices or high turnover volumes are generated only on a few shares trading.

Transparency. Eligible and existing index constituents are also reviewed with regard to their transparency. This review includes, among other factors, the way important corporate announcements such as capital increases or dividend payments are handled, the corporate website’s content and the availability of shareholder structures.

Market Interest. Market interest may be taken into account to identify shares that are qualified for index inclusion according to the above mentioned criteria. If, for instance, a share is not tradable due to local trading restrictions or does not suit the RDXUSD Index or the CECEEUR Index for some other reason, the Index Committee may disregard this security during the index review process.

Criteria for Exclusion

Turnover. All shares eligible for index membership are ranked according to turnover. If an index constituent lags behind shares that are not index constituents or if it shows a significantly lower turnover as compared to other index constituents, it will be put on the exclusion list and may consequently be removed from the index at the next semi-annual index rebalancing date (March and September), if turnover figures do not improve accordingly.

Market Capitalization. Stocks that show a decreasing market capitalization and thus fall behind stocks that are not index members may be put on the exclusion list and may be removed from the index in the course of the next review.

Market Interest. The Vienna Stock Exchange aims to anticipate possible disruptions such as mergers, takeovers, bankruptcy filings, longer trading suspensions, etc., and tries to exclude index constituents affected by such difficulties in the course of the quarterly index revisions. The intention is to keep the index liquid, tradable and to avoid extraordinary index exclusions between the review dates.

Index Calculation

The RDXUSD Index is calculated and disseminated in real-time from 9:15 a.m. to 5:00 p.m. Central European Time (“CET”). The CECEEUR Index is calculated and disseminated in real-time from 9:00 a.m. to 5:45 p.m. CET. Both use prices and currency updates delivered by Thomson Reuters or the internal data feed of the Vienna Stock Exchange. Index dissemination starts as soon as stock prices or currency updates sent by Thomson Reuters are received by the Vienna Stock Exchange and trigger new index values. Dissemination terminates after the close of trading on the last relevant trading system and after a final currency update has been received.

The price source for ADRs/GDRs composing the RDXUSD Index  is the London Stock Exchange International Order Book and Main Market. Trading closes at 4:40 p.m. and 5:35 p.m. for the International Order Book and Main Market, respectively.

The price sources for stocks composing the CECEEUR Index are the Budapest Stock Exchange Equities Market, the Prague Stock Exchange SPAD and KOBOS and all equity segments of the Warsaw Stock Exchange. Trading closes at 5:10 p.m., 4:27 p.m. and 5:05 p.m. CET for the Budapest Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange, respectively.

Index Calculation

The RDXUSD Index and the CECEEUR Index are continuously calculated during trading hours. The new index value is calculated by multiplying the initial value by the ratio of the current index capitalization to the initial capitalization and the current adjustment factor. The purpose of the adjustment factor is to compensate for changes due to index adjustments (e.g., corporate actions). Only changes in the prices of index constituents and changes in the currency exchange rates affect the index value. Dividend payments will not be taken into account in calculating the index value.

Index capitalization can be described as the sum of the products of all prices of its members multiplied by their respective calculation factors:  number of shares, free float factor and representation factor. In order to calculate the index value, the current index capitalization has to be put into relation to the index capitalization at the start date and multiplied by the start value and the effective adjustment factor:

Capitalizationt =	N	Pi,t * Qi,t * FFi,t * RFi,t
Σ
i = 1

Pi,	Price of ith stock
Zi	Number of shares of ith stock
FFi	Free Float Factor of ith stock
RFi	Representation Factor of ith stock
N	Number of companies contained in the index
t	Time of index calculation

Indext =	Base Value *	[	Capitalizationt	]	* AFt
Base Capitalization

Index	Value of the index
Base Value	Base Value of the index
Base Capitalization	Base Capitalization of the index
AFt	Adjustment Factor of the index at time t
t	Time of calculation

In case of an index adjustment (i.e., capital increase, dividend payment, etc.), a new adjustment factor has to be calculated.

Capitalization’t =	N	[P’i,t * Q’i,t * FF’i,t * RF’i,t]
Σ
i = 1

P’i,	Price of ith stock after adjustment
Q’i	Number of shares of ith stock after adjustment
FF’i	Free Float Factor of ith stock after adjustment
RF’i	Representation Factor of ith stock after adjustment
N	Number of companies contained in the index
t	Time of index calculation

AF’t =	AFt *	[	Capitalizationt	]
Capitalization’t

AF	Adjustment Factor of the index before adjustment
AF’	Adjustment Factor of the index after adjustment
N	Number of companies contained in the index
t	Time of index calculation (adjustment day)

Currency Information Used for Calculation

The calculations of the CECEEUR Index denominated in Euros are based on the last median exchange rates (mid-value of simultaneously available bid and ask quotes) of the local currencies versus the Euros disseminated by Thomson Reuters and received by the Vienna Stock Exchange during the calculation period.

During the calculation time, currencies are converted every two minutes at the current exchange rate. The rates received at conversion time remain valid for two minutes and are used for updating index prices until the next exchange rate is received.

In case the Vienna Stock Exchange does not receive any updates via Thomson Reuters, the last available exchange rate is used for calculating the CECEEUR Index. For calculating the closing values of the CECEEUR Index, the Vienna Stock Exchange uses the WM/Thomson Reuters rate fixed at 5:00 p.m. CET, available on Thomson Reuters page WMRSPOT01 at around 5:30 p.m. CET.

Calculation Factors

The Vienna Stock Exchange uses two main weighting factors, the Free Float Factor and the Representation Factor, in order to reflect the shares of a company available for trading. These factors also prevent a single index constituent from gaining too much influence on the index performance. The third calculation factor used is the number of shares of an index constituent. Capitalization within the RDXUSD Index and the CECEEUR Index is thus calculated as the product of listed shares, price, Free Float Factor and Representation Factor.

Free Float Factor

Free float is defined as a security’s outstanding shares adjusted by block ownership to reflect tradable and investable shares. The following types of block ownership are not classified as free float:

•	Company ownership – positions of more than 5% owned by other companies, including banks, life insurance companies, venture capital firms, private equity and leveraged buyout groups.

•	Government ownership – shareholdings exceeding 5% owned by governments and affiliated entities.

•	Employee ownership – shareholdings of more than 5% held by employees in a variety of ways, including employer-sponsored retirement plans, savings plans as well as incentive compensation programs.

•
Private ownership – positions of more than 5% owned by individuals or families related to or closely affiliated with the company’s principal officers or members of the company’s board of directors and founding members deemed to be insiders, as well as ownerships of individuals that can be considered as strategic investments.

•	Investment funds and mutual funds – positions of more than 25% are considered as strategic interests and are therefore not classified as free float.

•	Treasury shares – shares owned by the company are generally considered to be unavailable for trading and are therefore non-free float.

The free float is represented by the following weighting factors:  0.10 – 0.20 – 0.30 – 0.40 – 0.50 – 0.60 – 0.70 – 0.80 – 0.90 – 1.00. Only the weighting factor exceeding the determined free float is used for calculation. The free float factor is determined by the Vienna Stock Exchange and adjusted on a quarterly basis by the Index Management. Its adjustment is based on information disclosed on participating interests in exchange-listed companies, made available either by the respective marketplace, the securities registry office, a data vendor, a major shareholder or by the company itself.

Representation Factor

The representation factor prevents an index member from exceeding a defined maximum index weighting on a certain cut-off date. The maximum index weight of a single index member is limited to 20%. The representation factor may have a value between 0.01 and 1.00; it always has two decimal places.

The value of a representation factor is usually 1.00. If the weighting of an index member exceeds the threshold on one of the quarterly cut-off dates, its representation factor will be reduced until its weighting does not exceed the threshold anymore. The overall aim for the weighting of an index member is to come as close as possible to the prevailing weighting threshold.

The representation factor will therefore be recalculated in case the weighting of an index member exceeds the threshold or in case the constituent’s representation factor on one of the quarterly cut-off dates is already lower than 1.00 and its weighting below the threshold.

In general, the representation factor is reviewed by the Index Management on a quarterly basis. In case of an operational index adjustment (e.g., fast entry of a newly listed stock, exclusion of a stock contained in the index, capital measures, etc.), the representation factor may be immediately recalculated in order to ensure the representativeness of the RDXUSD Index and the CECEEUR Index. In case of corporate actions that have to be adjusted between the review dates, the representation factor is reviewed if the corporate action causes a shift in weight of the highest weighted index constituent of at least 5%.

Index Capitalization Limits. Limitations in index capitalization are intended to make sure that the RDXUSD Index and the CECEEUR Index are well-balanced and representative. Stocks, markets and sectors can all be subject to limited weighting. The RDXUSD Index and the CECEEUR Index each has a maximum capitalization restriction of 20% and is not limited by market.

Number of Shares

In general, only ordinary tradable shares of companies that have their primary listing on a local exchange are included in the indices of the Vienna Stock Exchange. In case a company has issued different series of shares, they are treated like different stocks, but in general only one stock category issued by a company is included in the indices. In exceptional cases, dual listings of stocks may be included by committee decision. National Privatization Units, investment fund shares and similar investment forms set up as stock corporations are not eligible for inclusion in an index.

Preferred shares may be included in exceptional cases, e.g., in case the main turnover occurs in the preferred shares or in case preferred shares are the only listed securities of a representative stock. The decision on the inclusion of preferred shares into an index is taken by the Index Committee at its semi-annual meetings in March and September.

Periodic Reviews

Periodic reviews are conducted on a quarterly basis in order to maintain index quality. Regular meetings take place on the first Thursday in March, June, September and December. In case the first Thursday is a non-trading day at the Vienna Stock Exchange, the date of the committee meeting may be rescheduled. Calculation factors, such as free float factor, representation factor and number of shares, are reviewed on a quarterly basis in March, June, September and December, whereas regular changes to the index composition only take place in March and September. Index inclusions and exclusions in June and December are conducted only in exceptional cases.

Semi-annual Reviews of Index Composition (March and September)

The Index Committee decides upon index inclusions or exclusions at its semi-annual meetings in March and September. These decisions are based on index watch lists that rank shares of an index universe according to turnover and market capitalization. This ranking provides the Index Committee with the information needed to decide on whether to include or exclude a company from the RDXUSD Index and the CECEEUR Index or whether to put it as a candidate on an inclusion or exclusion list.

Index Watch List. The index watch list is drawn up prior to every quarterly meeting of the Index Committee; it is the basis for all decisions relating to index inclusions or exclusions. Shares are ranked according to two main criteria: 12-month median turnover and market capitalization. Data on the 12-month median turnover is taken from official trading statistics published by the stock exchanges of an index universe, whereas market capitalization is calculated by multiplying the listed number of shares by ultimo prices.

Inclusion List. An inclusion list informs investors about possible index changes at the forthcoming semi-annual meeting. In order to ensure a certain degree of index stability, a maximum of three index members that have been on the inclusion list for at least one quarter may be added to the RDXUSD Index and the CECEEUR Index.

Exclusion List. Exclusion lists contain existing index constituents eligible for exclusion in the course of the next semi-annual review. In order to ensure a certain degree of index stability, a maximum of three index members that have been on the exclusion list for at least one quarter may be removed from the RDXUSD Index and and the CECEEUR Index.

Quarterly Reviews of Calculation Factors (March, June, September and December)

Calculation factors (i.e., free float factor, representation factor and number of shares) are reviewed on a quarterly basis (March, June, September and December) at the beginning of the respective month by the Index Management team.

The following issues are subject to review:

•	Determination of the number of issued shares for stocks contained in the index

•	Determination of free float factors for stocks contained in the index

•	Determination of representation factors for stocks contained in the index

•	Determination of effective dates of adopted changes

•	Update of inclusion and exclusion lists

Representation factors for the stocks contained in the RDXUSD Index and the CECEEUR Index are determined two days prior to the operational implementation of the adjustments; their determination is based on the official closing prices on that day (two entire trading days before all index adjustments become effective).

Changes determined in the course of a periodic index review are generally executed after the close of trading on the last trading day in derivative products in March, June, September and December. This is usually the third Friday of the respective month. If the third Friday is an exchange holiday at the Vienna Stock Exchange, the changes will be implemented in the evening of the previous trading day.

Corporate Actions

The following table summarizes how corporate actions are dealt with when calculating the RDXUSD Index and the CECEEUR Index:

Corporate Action	Index
Rights Issue – Hard Underwriting and fixed price at discount	1-step adjustment on ex-date
Rights Issue – Soft Underwriting and fixed price at discount	2-step adjustment: markdown on ex-date, new shares after registration
Rights Issue – Missing Information	No adjustment on ex-date, new shares implemented after registration

Rights Issue – Price Band	If mid-value of price band shows discount to market price – markdown on ex-date
Rights Issue – Maximum Price	If maximum price shows discount to market price – markdown on ex-date
Stock Options & Conv. Bonds	Adjustment at quarterly review
Secondary Public Offering	Adjustment after registration of shares
Immediate Free Float Adjustments	After violation of at least two FF-Bands
Immediate Representation Factor Adjustments	Change of highest weighted constituent of 5% due to corporate action
Stock Splits & Reverse Splits	Price & number of shares adjusted on ex-date
Stock Dividends	Price & number of shares adjusted on ex-date in case of extraordinary distribution
Spin-off	Re-inclusion of spin-off on the first trading day and exclusion after the first trading day
Mergers & Acquisitions	Removal from index if Free Float decreases below 5% in the course of takeover
Trading Suspension	Possible removal from index if suspension lasts for ten consecutive days – re-inclusion at suspension price

Management Responsibilities

Index Committee

The Index Committee is the independent decision-making body for all indices of the Vienna Stock Exchange. It is responsible for deciding on key policy issues, maintaining the index management rules for all indices of the Vienna Stock Exchange, as well as for decisions regarding index changes and for exceptions to the rules. The Index Committee meetings take place on a semi-annual basis in March and September at the Vienna Stock Exchange (regular meetings) or, in emergency cases, more often, if required. The decisions taken by the Index Committee are published immediately after the committee meetings.

Index Management

The Index Management team is responsible for the daily operations, such as controlling index calculation and dissemination of index values via data providers. It also provides market participants with information on any adjustments to the composition of indices and/or calculation parameters. Apart from these activities, the Index Management team is in charge of drawing up country and regional statistics that serve as a basis for the decisions of the Index Committee Members. It also implements the Committee’s decisions and contacts voting members, if required.

Announcement Policy

Changes that result from a quarterly index review are announced immediately after the Index Committee meeting and implemented after the close of trading on the third Friday of the respective month (March, June, September or December). If the third Friday is an exchange holiday at the Vienna Stock Exchange, the changes will be implemented in the evening of the preceding trading day. Index adjustments that take place between the quarterly review dates are generally announced at least two trading days before the changes take effect. In emergency cases, such announcements may happen in a shorter, but nonetheless adequate period of time.

License Agreement with Wiener Börse AG

The RDX® (RDXUSD Index®) and the CECEEUR® (CECE Composite Index® in EUR) were developed and are real-time calculated and published by Wiener Börse AG. The full name of the RDXUSD Index and  the CECEEUR Index and their abbreviations are protected by copyright law as trademarks. The indices’ description, rules and composition are available online on www.indices.cc - the index portal of Wiener Börse AG.

Wiener Börse does not guarantee the accuracy and/or the completeness of the RDXUSD Index or the CECEEUR Index or any data included therein and Wiener Börse shall have no liability for any errors, omissions, or interruptions therein.

A non-exclusive authorization to use the RDXUSD Index and the CECEEUR Index in conjunction with financial products was granted upon the conclusion of a license agreement between the Issuer (the “Licensee”) and Wiener Börse AG. The only relationship to the Licensee is the licensing of certain trademarks and trade names of RDXUSD Index and the CECEEUR Index which is determined, composed and calculated by Wiener Börse without regard to the Licensee or the Securities. Wiener Börse reserves the rights to change the methods of index calculation or publication, to cease the calculation or publication of the RDXUSD Index or the CECEEUR Index or to change the RDX or the CECEEUR trademarks or cease the use thereof.

The issued Securities are not in any way sponsored, endorsed, sold or promoted by the Wiener Börse. Wiener Börse makes no warranty or representation whatsoever, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the RDXUSD Index or the CECEEUR Index or any data included therein. Without limiting any of the foregoing, in no event shall Wiener Börse have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

The Russian Depositary Index in USD

The following graph sets forth the historical performance of the Russian Depositary Index in USD based on the daily closing levels of the Russian Depositary Index in USD from July 29, 2008 through July 29, 2013. The closing level of the Russian Depositary Index in USD on July 29, 2013 was 1,573.40.

We obtained the closing levels of the Russian Depositary Index in USD above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of the Russian Depositary Index in USD is not an indication of future performance. Future performance of the Russian Depositary Index in USD may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Russian Depositary Index in USD will result in the return of any of your initial investment.

The CECE Composite Index in EUR

The following graph sets forth the historical performance of the CECE Composite Index in EUR based on the daily closing levels of the CECE Composite Index in EUR from July 29, 2008 through July 29, 2013. The closing level of the CECE Composite Index in EUR on July 29, 2013 was 1,620.55.

We obtained the closing levels of the CECE Composite Index in EUR above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of the CECE Composite Index in EUR is not an indication of future performance. Future performance of the CECE Composite Index in EUR may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the CECE Composite Index in EUR will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the price indicated on this cover of the pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.